CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust I of our reports dated December 23, 2024, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust I listed in Appendix A, which appear in JPMorgan Trust I’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 21, 2025

Appendix A

JPMorgan Developed International Value Fund

JPMorgan Emerging Markets Equity Fund

JPMorgan Europe Dynamic Fund

JPMorgan Global Allocation Fund

JPMorgan Income Builder Fund

JPMorgan International Equity Fund

JPMorgan International Focus Fund

JPMorgan Tax Aware Real Return Fund